                                                                     Exhibit 2.1



                                MASTER AGREEMENT

                                      Among

                      ANNUITY AND LIFE REASSURANCE, LTD.,

                             VIVA REASSURANCE, LTD.

                                       And

                                   XL LIFE LTD

                         Dated as of December 31, 2002

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
                                    ARTICLE I

                                   DEFINITIONS

1.1.    Definitions .....................................................  2

                                   ARTICLE II

                                  TRANSACTIONS

2.1.    Transactions ....................................................  8
2.2.    Agreements Control ..............................................  9

                                   ARTICLE III

                                     CLOSING

3.1.    Closing .........................................................  9

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF ALRE

4.1.    Corporate Organization, etc. .................................... 10
4.2.    Authorization; Execution and Delivery, etc. ..................... 10
4.3.    Consents and Approvals of Governmental Authorities                10
4.4.    No Violation .................................................... 10
4.5.    Novated Contracts ............................................... 11
4.6.    Owed Amounts .................................................... 11
4.7.    Good Title ...................................................... 11
4.8.    Reserves ........................................................ 11
4.9.    Solvency ........................................................ 12
4.10.   Absence of Insolvency Proceedings ............................... 12
4.11.   Brokerage ....................................................... 12

                                                                         Page
                                                                         ----
                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF XL LIFE

5.1.    Corporate Organization ........................................   13
5.2.    Authorization; Execution and Delivery, etc. ...................   13
5.3.    Consents and Approvals of Governmental Authorities ............   13
5.4.    No Violation ..................................................   13

                                   ARTICLE VI

                                COVENANTS OF ALRE

6.1.    Approvals and Consents ........................................   14
6.2.    Further Assurances ............................................   14
6.3.    Success Fee ...................................................   14
6.4.    Additional Costs in Respect of Novated Contracts ..............   15
6.5.    Certified Board Minutes .......................................   15

                                   ARTICLE VII

                              COVENANTS OF XL LIFE

7.1.    Approvals and Consents ........................................   15
7.2.    Further Assurances ............................................   16

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO ALL PARTIES' OBLIGATIONS

8.1.    Transaction Documents .........................................   16
8.2.    Transactions ..................................................   16
8.3.    Fairness of Transactions to ALRe ..............................   16
8.4.    Board of Directors Approval ...................................   16
8.5.    Litigation and Proceedings ....................................   17
8.6.    Approvals and Consents ........................................   17

                                   ARTICLE IX

                   CONDITIONS PRECEDENT TO ALRE'S OBLIGATIONS

9.1.    Representations and Warranties ................................   17
9.2.    Performance ...................................................   17

                                                                         Page
                                                                         ----
9.3.    Corporate Action .......................................          18
9.4.    Certificates ...........................................          18

                                    ARTICLE X

                CONDITIONS PRECEDENT TO XL LIFE'S OBLIGATIONS

10.1.   Representations and Warranties .........................          18
10.2.   Performance ............................................          18
10.3.   Approvals and Consents .................................          18
10.4.   Corporate Action .......................................          19
10.5.   Certificates ...........................................          19
10.6.   Due Diligence ..........................................          19
10.7.   Opinions ...............................................          19
10.8.   Payment of Expenses ....................................          19

                                     ARTICLE XI

                         TERMINATION AND ABANDONMENT, ETC.

11.1.   Methods of Termination .................................          19
11.2.   Effect  of Termination .................................          20

                                   ARTICLE XII

                                 INDEMNIFICATION

12.1.   Indemnification by ALRe ................................          20
12.2.   Indemnification by XL Life .............................          21
12.3.   Notice .................................................          21
12.4.   Settlement .............................................          21
12.5.   Survival of Representations and Warranties .............          22

                                ARTICLE XIII

                          MISCELLANEOUS PROVISIONS

13.1.   Expenses ...............................................          22
13.2.   Assignment and Binding Effect ..........................          23
13.3.   Governing Law ..........................................          23
13.4.   Notices ................................................          23
13.5.   Benefit ................................................          24
13.6.   Press Releases .........................................          24

                                                                         Page
                                                                         ----
13.7.   Headings ...............................................          24
13.8.   Schedules, etc. ........................................          25
13.9.   Counterparts ...........................................          25
13.10.  Entire Agreement and Amendment .........................          25
13.11.  Waiver of Compliance ...................................          25
13.12.  Remedies; Arbitration ..................................          25

                                                                         Page

Schedules
---------
Schedule        A       Novated Viva Contracts
Schedule        4.3     Consents and Approvals
Schedule        4.5     Defaults
Schedule        4.8     Pending Claims

Exhibits
--------
Exhibit A       Form of Cedent Instruction Letter
Exhibit B       General Terms of Administration Agreement
Exhibit C       Form of Novation Agreement
Exhibit D       Form of Existing Security Releases
Exhibit E       Form of Retrocession Agreement
Exhibit F       Form of Payoff, Termination and Release Agreement

                                MASTER AGREEMENT

            MASTER AGREEMENT dated as of December 31, 2002 (the "Agreement"), by and among Annuity and Life Reassurance, Ltd., a Bermuda exempted limited company ("ALRe"), Viva Reassurance, Ltd. ("Viva") and XL Life Ltd ("XL Life").

                                  WITNESSETH:

            WHEREAS, ALRe and the Cedents (as hereinafter defined) are parties to the Novated Contracts (as hereinafter defined);

            WHEREAS, as of the Closing Date (as hereinafter defined), the parties to the Novation Agreements (as hereinafter defined) desire to novate the aforementioned Novated Contracts by substituting ALRe with XL Life, such that XL Life will assume all of ALRe's interests, rights, duties, obligations and liabilities under the Novated Contracts (as hereinafter defined) as modified by the terms of the Novation Agreements; and

            WHEREAS, Viva desires to repay all amounts outstanding under the Viva Facility (as hereinafter defined) and in connection therewith, the Viva Facility, the Reinsurance Agreement (as hereinafter defined) and the Guaranty (as hereinafter defined) shall be released; and

            WHEREAS, XL Life and ALRe desire to enter into a Retrocession Agreement (as hereinafter defined) whereby XL Life will retrocede on a quota share basis the Novated Viva Contracts (as hereinafter defined) to ALRe on the terms described therein; and

            WHEREAS, XL Life and ALRe desire to enter into an Administrative Services Agreement pursuant to which ALRe shall perform certain administrative and related functions for XL Life in connection with the Novated Contracts on the terms described therein; and

            WHEREAS, the parties desire to set forth herein certain terms and conditions pursuant to which the Transactions (as hereinafter defined) shall be consummated.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1.  Definitions.

            "AAA" Shall have the meaning ascribed to such term in Section 13.12 hereof.

            "Actual December 31 GAAP Reserves" means the actual amount required by GAAP to be held in reserve as of December 31, 2002 for expected losses under the Novated Contracts. For purposes of this Agreement, the Actual December 31 GAAP Reserves shall be determined in good faith by XL, which determination may be based upon a review of the calculations by XL's external auditors.

            "Administration Agreement" means the Administration Agreement between ALRe and XL Life, to be executed after the Closing, pursuant to which ALRe shall perform certain administrative and related functions for XL Life in connection with the Novated Contracts, which agreement shall contain the general substantive terms set forth on Exhibit B attached hereto.

            "Affiliate" as to any Person means any other Person Controlled by, Controlling or under common Control with such Person.

            "Agent" means Bank of America, N.A., as Agent under the Credit Agreement.

            "ALRe" shall have the meaning ascribed to such term in the preamble hereto.

            "ALRe Trust Agreements" means the trust agreements previously entered into by the Cedents and ALRe pursuant to the Novated Contracts.

            "ALRe-Viva Reserve Trusts" means the reserve trusts established by ALRe pursuant to the ALRe Trust Agreements containing the Existing Collateral.

            "Asserted Liability" has the meaning ascribed to such term in
Section 12.3 hereof.

            "Board of Directors" means the board of directors of the referenced entity or any appropriately authorized committee thereof.

            "Cedents" means, collectively, CNA and the Viva Cedents.

            "Ceding Commission" means the $26,120,000 paid by ALRe to XL Life as consideration under the Retrocession Agreement.

            "Claims Notice" has the meaning ascribed to such term in Section
12.3 hereof.

            "Closing" has the meaning ascribed to such term in Section 3.1 hereof.

            "Closing Date" has the meaning ascribed to such term in Section 3.1 hereof.

            "CNA" means, collectively, the Continental Assurance Company and Valley Forge Life Insurance Company.

            "CNA Contracts" means: (i) the Reinsurance Agreement No. CALR019 effective March 1, 200l between Continental Insurance Assurance Company and ALRe, as amended by Amendment No. 1 effective December 31, 2002 and (ii) the Reinsurance Agreement No. CALR018 effective February 1, 2001 between Valley Forge Life Insurance Company and ALRe as amended by Amendment No. 1 effective November 1, 2001, Amendment No. 2 effective January 1, 2002, Amendment No. 4 effective November 2, 2002, Amendment No. 5 effective December 31, 2002, Amendment No. 6 effective December 31, 2002, Amendment No. 7 effective December 31, 2002, Amendment No. 8 effective April 1, 2002 and Amendment No. 9 effective November 2, 2002.

            "CNA GAAP Reserve Amounts" means $15,800,000, the amount required by GAAP to be held in reserve for expected losses under the CNA Contracts, as such amount is estimated to be as of December 31, 2002.

            "CNA Letters of Credit" means the letters of credit provided to CNA by ALRe in respect of the CNA Contracts.

            "Collateral Account" means Viva's Account with Butterfield Asset Management Limited containing the Collateral Deposit.

            "Collateral Deposit" shall mean the approximately $42.0 million on deposit in the Collateral Account.

            "Control, Controlling, Controlled" as to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership interests, by contract or otherwise.

            "Custody and Control Agreement" means the Custody and Control Agreement dated December 13, 2002 among Viva, ALRe, the Custody Bank and the Agent in respect of the Custody Accounts (as defined therein).

            "Custody Bank" means Mellon Bank, N.A., as Custody Bank under the Custody and Control Agreement.

            "Excess Reserve Amounts Custody Account" means Account No. #ARVF2002002 with the Custody Bank.

            "Existing Collateral" means all of the funds deposited by ALRe in the ALRe Reserve Trusts.

            "Existing Security" means collectively:

            (i) an assignment, dated August 13, 2001, given by Viva in favor of the Agent over its interest in the Collateral Account;

            (ii) an assignment, dated August 13, 2001, given by Viva in favor of the Agent over its interest in the Reinsurance Agreement;

            (iii) an assignment of rights, dated May 21, 2002, given by ALRe in favor of Viva, assigning the rights of ALRe to receive proceeds from ALRe Reserve Trusts;

            (iv) an assignment of rights, dated May 21, 2002, given by Viva in favor of the Agent, assigning the rights of Viva under the assignment of rights referred to in number (iii) above;

            (v) a Custody and Control Agreement, dated December 13, 2002, by and among Viva, ALRe, the Custody Bank and the Agent;

            (vi) an assignment dated, December 13, 2002, given by Viva in favor of the Agent over its interest in the Custody Account;

            (vii) an assignment, dated December 13, 2002, given by ALRe in favor of Viva over its interest in the Custody Account;

            (viii) an assignment, dated December 13, 2002, given by Viva in favor of the Agent assigning the rights of Viva under the assignment in number (vii) above;

            (ix)  the Guarantees.

            "Existing Security Releases" means the releases of all of the Existing Security, substantially in the form of Exhibit D attached hereto.

            "GAAP" means U.S. generally accepted accounting principles as in effect on the date hereof.

            "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, whether city, state, federal or foreign.

            "Guarantees" means the Guaranty and the Guaranty Agreement.

            "Guaranty" means Financial Guaranty Insurance Policy Number 20001-FS, issued by XLFA in favor of the Agent;

            "Guaranty Agreement" means the Guaranty Agreement, dated August 13, 2001, between XLI and the Agent in respect of the Guaranty.

            "Indemnifying Party" has the meaning ascribed to such term in
Section 12.3 hereof.

            "Indemnitee" has the meaning ascribed to such term in Section 12.3 hereof.

            "Lenders" has the meaning ascribed to such term in the Viva
Facility.

            "Letters of Credit" means the Letters of Credit posted by XLI, on behalf of XL Life, as collateral for the benefit of CNA and the Viva Cedents under the Novated Contracts.

            "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

            "Losses" has the meaning ascribed to such term in Section 12.1 hereof.

            "Novated Contracts" means the Novated Viva Contracts and the CNA Contracts.

            "Novated Viva Contracts" means each of the reinsurance contracts listed on Schedule A attached hereto as modified by the terms of the Novation Agreements.

            "Novation Agreements" means each of the novation agreements substantially in the form of Exhibit C attached hereto between XL Life and the respective cedents named therein pursuant to which the Novated Contracts are novated by ALRe to XL Life.

            "Novation Consideration" means $44,120,000 paid by XL Life to ALRe as consideration for the Novations.

            "Novations" means the novation of the Novated Contracts pursuant to the Novation Agreements.

            "Outstanding Viva Obligations" means the sum of $147,178,371.76, being the aggregate amount outstanding owed from Viva to the Lenders under the Viva Facility.

            "Payoff, Termination and Release Agreement" means an agreement among the Agent, as Agent for the Lenders, Viva, XL Life and XLFA pursuant to which
(i) the Agent shall acknowledge receipt of payment in full of the Outstanding Viva Amounts; (ii) the Viva Facility shall be terminated; (iii) the Guarantees shall be released; and (iv) the Existing Security shall be released, substantially in the form of Exhibit F attached hereto.

            "Person" or "person" means an individual or a corporation, partnership, trust, unincorporated association or other entity.

            "Reinsurance Agreement" means the Reinsurance Agreement between ALRe and Viva dated August 13, 2001, (as amended, supplemented, restated or otherwise modified to the date hereof).

            "Reinsurance Termination Agreement" means the Reinsurance Termination Agreement between Viva and ALRe dated December 31, 2002 providing for the termination of the Reinsurance Agreement pursuant to Section 3.03 thereof.

            "Retrocession Agreement" means the Retrocessional Reinsurance Agreement between XL Life and ALRe dated December 31, 2002 in respect of the Novated Viva Contracts substantially in the form of Exhibit E attached hereto.

            "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person or (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

            "Success Fee" shall have the meaning ascribed to such term in
Section 6.3 hereof.

            "Termination Date" shall have the meaning ascribed to such term in
Section 11.1 hereof.

            "Transaction Documents" means this Agreement, the Viva Facility, the Existing Security Releases, the Novation Agreements, the Retrocession Agreement, the Payoff, Termination and Release Agreement, the Reinsurance Termination Agreement, the Viva Cedent Instruction Letter, the Administration Agreement and any other agreement agreed between the parties to this Agreement to be designated as such.

            "Transactions" shall have the meaning ascribed to such term in
Section 2.1 hereto.

            "Transferred GAAP Reserves" means, the sum of the cash amounts transferred to XL Life pursuant to Sections 2.1 (g) and (i) hereof.

            "Trustee" means Mellon Bank, N.A. as trustee under the ALRe Trust Agreements.

            "Viva" shall have the meaning ascribed to such term in the preamble hereto.

            "Viva Cedents" means each of the ceding companies under the Novated Viva Contracts.

            "Viva Cedents Instruction Letters" means each of the instruction letters issued by the Viva Cedents to the Trustee to release all funds and other property held in the ALRe-Viva Reserve Trusts and to transfer such funds and property to the Excess Reserve Amounts Custody Account which instruction letter shall include the consents to such release and transfer of the Agent and XLFA and which shall be substantially in the form of Exhibit A attached hereto.

            "Viva Facility" means the credit agreement between Viva, the Lenders and the Agent, dated August 13,200l (as amended, supplemented, restated or otherwise modified to the date hereof).

            "Viva GAAP Reserve Amounts" means $50,600,000, the amount required by GAAP to be held in reserve for expected losses under the Novated Viva Contracts, as such amount is estimated to be as of December 31, 2002.

            "XL" means XL Capital Ltd, a Cayman Islands exempted limited company.

            "XLFA" means XL Financial Assurance Ltd, a Bermuda exempted limited company.

            "XLFA Guaranty Release Fee" means the $1.0 million fee to be paid by ALRe to XLFA in respect of the uncollected 99 basis point increase in premium payable under the Guaranty.

            "XLI" means XL Insurance (Bermuda) Ltd, a Bermuda exempted limited company.

            "XL Life" shall have the meaning ascribed to such term in the preamble hereto.

                                   ARTICLE II

                                  TRANSACTIONS

2.1.     Transactions.

                  Each of the transactions described below (collectively, and together with the execution of this Agreement, the "Transactions") shall be deemed to have occurred simultaneously on the Closing Date and the occurrence of each of the Transactions is hereby expressly conditioned on the occurrence of each of the other Transactions described herein. Simultaneously on the Closing
Date:

                  (a) The Novations shall take place pursuant to the Novation Agreements;

                  (b) The Novation Consideration shall be paid by XL Life to ALRe;

                  (c) The Viva Cedents Instruction Letters shall be delivered by the Viva Cedents to the Trustee;

                  (d) The Trustee shall transfer all funds and other property held in the ALRe-Viva Reserve Trusts to the Excess Reserve Amounts Custody Account;

                  (e)      CNA shall return the CNA Letters of Credit to ALRe;

                  (f) XLI shall provide the Letters of Credit to CNA and the Viva Cedents;

                  (g) The Custody Bank shall transfer all funds held in the Excess Reserve Amounts Custody Account to the Agent for payment to the Lenders to the extent required and all amounts in excess of the Outstanding Viva Obligations shall be transferred to XL Life in accordance with an executed certificate substantially in the form of Exhibit E-2 to the Custody and Control Agreement;

                  (h) The Collateral Deposit shall be released from the Collateral Account.

                  (i) ALRe shall transfer to XL Life (i) cash in the amount of the excess of the Viva GAAP Reserve Amounts over the amount transferred to XL Life pursuant to clause (g) above and (ii) assets equal to the CNA GAAP Reserve Amount (such assets to be valued at the book value thereof and having an overall yield on the book value consistent with the yield projected in the IBM appraisal analysis previously provided to XL);

                  (j) ALRe shall transfer approximately $1.4 million to Viva for the reimbursement of expenses.

                  (k) The Viva Facility shall be terminated and the Payoff, Termination and Release Agreement shall be delivered by the Agent to Viva, XLI, XL Life and XLFA;

                  (l) The XLFA Guaranty Release Fee shall be paid by ALRe to XLFA;

                  (m) The Existing Security Releases shall be delivered by the Agent to ALRe and Viva;

                  (n) The Reinsurance Termination Agreement shall be executed;

                  (o) The Retrocession Agreement shall be executed by ALRe and XL Life;

                  (p)      The Ceding Commission shall be paid by ALRe to XL
Life; and

                  (q) XL shall establish a separate notional account, utilized solely for purposes of calculating the GAAP Reserve Amounts in respect of the Novated Viva Contracts pursuant to the Retrocession Agreement.

2.2.     Agreements Control.

                  Notwithstanding anything contained in this Agreement to the contrary, the terms and provisions contained in the Transaction Documents referenced or described herein shall exclusively control as to the subject matter covered thereby and shall not in any way be affected by any description of such document or agreement contained herein.

                                  ARTICLE III

                                    CLOSING

3.1.     Closing.

                  The closing of the Transactions referred to in Article II (collectively, the "Closing") shall take place at the offices of XL Capital Ltd, located in Bermuda on the date on which all the conditions precedent set forth in Articles Eight, Nine and Ten hereof shall have been satisfied or waived, or at such other time as the parties hereto shall agree (the "Closing Date"). At the Closing, each of the parties shall deliver (manually or by facsimile) executed copies of each of the Transaction Documents to which it is a party and each of the Transaction Documents shall be in full force and effect.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF ALRE

                  ALRe represents and warrants to XL Life:

4.1.     Corporate Organization, etc.

                  ALRe is a limited exempted company, duly organized, validly existing and in good standing under the laws of Bermuda.

4.2.     Authorization; Execution and Delivery, etc.

                  Subject to the receipt of the approval of ALRe's Boards of Directors, ALRe has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and has full power and authority to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which ALRe is a party and the performance of ALRe's obligations hereunder and thereunder and in respect of the Transactions have been duly authorized by the Board of Directors of ALRe. This Agreement constitutes, and the other Transaction Documents to which ALRe is a party when executed and delivered will each constitute, the valid and binding agreement of ALRe, each enforceable in accordance with its terms, except (i) as the enforcement of this Agreement and the Transaction Documents to which ALRe is a party may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) as the obligations of ALRe under this Agreement and the Transaction Documents to which it is a party are subject to general principles of equity.

4.3.     Consents and Approvals of Governmental Authorities.

                  Except as set forth on Schedule 4.3 attached hereto or as described in Article II hereof, no consent, approval or authorization of, or declaration, filing or registration with or notice to, any governmental or regulatory authority or any other third party (other than the parties to the Transaction Documents with respect to consents or approvals being delivered in connection with the Transactions) is required in connection with or as a result of the execution and delivery by ALRe of this Agreement and the other Transaction Documents to which it is a party or the performance by ALRe of its obligations hereunder and thereunder and in respect of the Transactions or for XL Life, upon the effectiveness of the Novations, to have the benefit of any third party reinsurance that is currently available to ALRe in connection with the Novated Contracts.

4.4.     No Violation.

                  Assuming that all consents, approvals or authorizations and other actions listed on Schedule 4.3 and described in Article II hereof have been obtained and all notices listed on such Schedule have been given, the execution and delivery of this Agreement and the other Transaction Documents to which ALRe is a party by ALRe and the performance by ALRe of its obligations hereunder and thereunder and in respect of the Transactions, do not and will not
(a) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or the lapse of time, or both, has the potential of con-stituting a default) under, (i) any charter document or the By-laws of ALRe or
(ii) any material mortgage, indenture, loan or credit agreement or any other material agreement or instrument to which ALRe is a party, or pursuant to which it is the direct or indirect obligor or (b) violate any law, regulation, judgment, injunction, order or decree binding upon ALRe, or (c) require the consent of any third party.

4.5.     Novated Contracts.

                  All of the Novated Contracts are in full force and effect. Except as described in Schedule 4.5, ALRe is not in default as to any provision thereof, and no such contracts contain any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement or the other Transaction Documents.

4.6.     Owed Amounts.

                  All amounts to which ALRe is entitled under the Novated Contracts (including without limitation amounts based on paid and unpaid losses) are fully collectible.

4.7.     Good Title.

                  ALRe will, on the Closing Date, own all of the Novated Contracts, free and clear of any liens, encumbrances, claims or charges whatsoever, except for policy loans, liens, encumbrances, claims or charges created by, through or under policyholders or other parties to the policies, annuities or contracts constituting the Novated Contracts or reinsurance agreements and treaties in force related to the Novated Contracts as of such date.

4.8.     Reserves.

         (a) Each of the reserves for the Novated Contracts was as set forth on the Statutory Statements of ALRe for the year ended December 31, 2001. As of such dates, the reserves:

         (i) were computed in accordance with commonly accepted actuarial standards consistently applied;

         (ii) were based on actuarial assumptions that produce reserves at least as great as those required by generally accepted accounting principles in Bermuda;

         (iii) were computed in accordance with all applicable statutory accounting principles; and

         (iv) included provision for all actuarial reserves and related actuarial statement items which ought to have been established in accordance with the foregoing and the facts available at the time of computation.

         (b) Set forth in Schedule 4.8 is a description of: (i) all claims pending against ALRe with respect to the Novated Contracts, and all claims incurred but not reported with respect thereto, as of December 31, 2002 (with respect to the universal life insurance business) and (ii) all claims pending against ALRe, and all claims incurred but not reported, as of December 31, 2002 (with respect to all other business included in the Novated Contracts), together with a description of the reserves established for each of such claim. In each case, such reserve was, and remains, adequate for such claim.

4.9.     Solvency.

                  As of the date hereof, both before and after giving effect to the Transactions, (a) the fair value of the assets of ALRe exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of ALRe is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities come due; (c) ALRe is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities come due; and (d) ALRe does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

4.10.    Absence of Insolvency Proceedings.

                  As of the date hereof there is no insolvency proceeding of any character, voluntary or involuntary, relating to ALRe, which is pending or, to the best of ALRe's knowledge, threatened. ALRe has not made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute a basis for, the institution of an insolvency proceeding.

4.11.    Brokerage.

                  Except for Morgan Stanley Dean Witter & Co., whose fees will be paid by ALRe, no broker or finder has acted directly or indirectly for ALRe in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of ALRe.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF XL LIFE

                  XL Life represents and warrants to ALRe as follows:

5.1.     Corporate Organization.

                  XL Life is an exempted limited company duly organized, validly existing and in good standing under the laws of Bermuda.

5.2.     Authorization; Execution and Delivery, etc.

                  Subject to the receipt of the approval of XL's and XL Life's Boards of Directors, XL Life has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and XL Life has full corporate power and authority to perform its obligations hereunder and thereunder and in respect of the Transactions. This Agreement constitutes, and the other Transaction Documents to which XL Life is a party when executed and delivered will each constitute, the valid and binding agreement of XL Life, each enforceable in accordance with its terms, except (i) as the enforcement of this Agreement and the Transaction Documents to which XL Life is a party may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) as the obligations of XL Life under this Agreement and the other Transaction Documents to which it is a party are subject to general principles of equity.

5.3.     Consents and Approvals of Governmental Authorities.

                  Except as described in Article II hereof, no consent, approval or authorization of, or declaration, filing or registration with or notice to, any governmental or regulatory authority or any other third party is required in connection with or as a result of the execution and delivery by XL Life of this Agreement and the other Transaction Documents to which it is a party or the performance by XL Life of its obligations hereunder and thereunder and in respect of the Transactions.

5.4.     No Violation.

                  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by XL Life and the performance by XL Life of its obligations hereunder and thereunder and in respect of the Transactions do not and will not (a) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or the lapse of time, or both, has the potential of constituting a default) under (i) any charter document or By-laws of XL Life or (ii) any material mortgage, indenture, loan or credit agreement or any other material agreement or instrument to which XL Life is a party, or pursuant to which it is the direct or indirect obligor, or (b) violate any law, regulation, judgment, injunction, order or decree binding upon XL Life or (c) require the consent of any third party.

                                   ARTICLE VI

                               COVENANTS OF ALRE

                  From and after the date of this Agreement through the Closing Date or thereafter as contemplated in the following covenants, ALRe shall comply with the following covenants:

6.1.     Approvals and Consents.

                  Use its best efforts to (i) obtain all governmental and shareholder approvals and consents, if any, necessary or required for the consummation of the transactions contemplated hereby, including those specified in Schedule 4.3 hereto and those described in Article II hereof; and (ii) make or cause to be made any and all declarations, filings and registrations with governmental authorities, including those specified in Schedule 4.3 hereto and those described in Article II hereof, which approvals, consents, declarations, filings and registrations are necessary or required for the consummation of the transactions contemplated hereby and by the other Transaction Documents.

6.2.     Further Assurances.

                  (a) To do or cause to be done such further acts and things and deliver or cause to be delivered to XL Life, XLI, XLFA, the Agent and the Cedents and/or their respective designees such additional assignments, agreements, powers and instruments, as XL Life, XLI, XLFA, the Agent and Cedents and/or their respective designees may reasonably require or deem advisable to carry into effect the purposes of this Agreement and the other Transaction Documents or to better assure and confirm unto XL Life, XLI, XLFA, the Agent and the Cedents and/or their respective designees the rights, powers and remedies of each hereunder and thereunder.

                  (b) In the event that ALRe receives, directly or indirectly, any payments after the Closing that, as a result of the Novations or any of the other Transactions, should have been paid to XL, XL Life, XLI or XLFA, it will promptly and without delay turn over all such amounts to XL, XL Life, XLI or XLFA, as the case may be.

6.3.     Success Fee.

                  If (i) ALRe completes one or more equity and/or debt financings during the eighteen (18) months following the Closing Date in an aggregate amount of at least $35.0 million and (ii) at any time during such eighteen month period, the trading price of ALRe's common shares is at or above $5.00 per share for at least twenty
(20) out of any thirty (30) consecutive trading days, then, in recognition of XL's and its Affiliates' participation in the Transactions and the contribution that such participation has made to the ability of ALRe to complete such debt and/or equity financings, to pay to XL $5.0 million in cash (or, in the sole discretion of XL, the equivalent thereof) (the "Success Fee").

6.4.     Additional Costs in Respect of Novated Contracts.

                  (a) To pay to XL Life promptly an amount equal to the aggregate amount of claims or debts payable by XL Life under the CNA Contracts in respect of deaths occurring prior to December 31, 2002.

                  (b) To pay to XL Life promptly following the calculation of the Actual December 31 GAAP Reserves (but in no event later than February 15, 2003), an amount in cash equal to the excess of the Actual December 31 GAAP Reserves over the Transferred GAAP Reserves.

6.5.     Certified Board Minutes.

                  To provide to XL with a certified copy of an excerpt from the minutes of the special committee of the Board of Directors of ALRe relating to the analysis of the fairness of the Transactions as a whole to ALRe, together with a copy of any written analysis or other materials presented to the Board of Directors by Morgan Stanley Dean Witter & Co. relating thereto.


                                  ARTICLE VII

                              COVENANTS OF XL LIFE

                  From and after the date of this Agreement through the Closing Date, XL Life shall comply with the following covenants:

7.1.     Approvals and Consents.

                  Use its best efforts to (i) obtain all governmental approvals and consents, if any, necessary or required for the consummation of the transactions contemplated hereby; and (ii) make or cause to be made any and all declarations, filings and registrations with governmental authorities, which approvals, consents, declarations, filings and registrations are necessary or required for the consummation of the transactions contemplated hereby and by the other Transaction Documents.

7.2.     Further Assurances.

                  To do or cause to be done such further acts and things and deliver or cause to be delivered to ALRe and/or its designees such additional assignments, agreements, powers and instruments as ALRe and/or its designees may reasonably require or deem advisable to carry into effect the purposes of this Agreement and the other Transaction Documents or to better assure and confirm unto ALRe and/or its designees the rights, powers and remedies of each hereunder and thereunder.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO ALL PARTIES' OBLIGATIONS

                  The performance of the obligations of each of the parties hereto on the Closing Date is subject to the following conditions precedent:

8.1.     Transaction Documents.

                  Prior to the Closing, the Transaction Documents shall have been entered into by each of the parties thereto and each Transaction Document shall be in full force and effect, all of the conditions thereunder shall have been satisfied, no party shall be in default thereunder, and no circumstances shall exist which with the passage of time or notice or both would constitute a default thereunder.

8.2.     Transactions.

                  On the Closing Date, each of the Transactions shall occur contemporaneously with one another as described in Section 2.1 hereto.

8.3.     Fairness of Transactions to ALRe.

                  A special committee of disinterested directors of the Board of Directors of ALRe shall have received analyses or advice of Morgan Stanley Dean Witter & Co., financial advisor to ALRe, regarding the fairness of the Transactions as a whole to ALRe.

8.4.     Board of Directors Approval.

                  This Agreement and the transactions contemplated hereby shall have been duly approved by the Board of Directors of each of XL, XL Life, Viva and ALRe.

8.5.     Litigation and Proceedings.

                  No action or proceeding shall have been instituted or threatened against any of the parties to this Agreement or their partners, directors or officers by or before any Governmental Entity to restrain, enjoin, prohibit or otherwise challenge, or to obtain substantial dam-ages or other relief in respect of, this Agreement and the other Transaction Documents or the consummation of the Transactions contemplated hereby and thereby which would make it inadvisable to consummate such transactions. No party to this Agreement or the other Transaction Documents shall have received written notice from any Governmental Entity of its intention to (i) institute any action or proceeding to restrain or enjoin the consummation of the Transactions contemplated hereby or thereby or to nullify or render ineffective this Agreement or the other Transaction Documents or such Transactions if consummated, or (ii) commence any investigation into the execution of this Agreement or the other Transaction Documents and the consummation of the Transactions contemplated hereby or thereby, which action, proceeding or investigation would make it inadvisable to consummate the Transactions contemplated hereby or thereby.

8.6.     Approvals and Consents.

                  No Governmental Entity shall have indicated its objection to, or its intent to challenge as violative of any federal, state or foreign laws, any of the Transactions contemplated by this Agreement or the other Transaction Documents.

                                   ARTICLE IX

                   CONDITIONS PRECEDENT TO ALRE'S OBLIGATIONS

                  The performance of the obligations of ALRe, on the Closing Date, in addition to being subject to the satisfaction of the conditions set forth in Article Eight hereof, is subject to the satisfaction of the following conditions at or prior to the Closing Date (any of which may be waived by ALRe):

9.1.     Representations and Warranties.

                  The representations and warranties of XL Life set forth in this Agreement shall be true and correct at and as of the Closing Date as if made on that date (except to the extent such representations and warranties relate to an earlier date).

9.2.     Performance.

                  The covenants and agreements set forth in this Agreement and the other Transaction Documents and the obligations and conditions required by this Agreement to be met, performed or complied with by XL Life prior to or at the Closing, shall have been performed and complied with in all material respects prior to or at the Closing Date.

9.3.     Corporate Action.

                  All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by XL Life shall have been duly taken prior to the Closing.

9.4.     Certificates.

                  XL Life shall furnish ALRe, upon request, with certificates of XL Life signed by an officer of XL Life certifying compliance with the conditions set forth in this Article Nine in a form satisfactory to ALRe.

                                   ARTICLE X

                 CONDITIONS PRECEDENT TO XL LIFE'S OBLIGATIONS

                  The performance of the obligations of XL Life, on the Closing Date, in addition to being subject to the satisfaction of the conditions set forth in Article Eight hereof, is subject to satisfaction of the following conditions at or prior to the Closing Date (any of which may be waived by XL
Life):

10.1.    Representations and Warranties.

                  The representations and warranties of ALRE set forth in this Agreement shall be true and correct at and as of the Closing Date as if made on that date (except to the extent such representations and warranties relate to an earlier date).

10.2.    Performance.

                  The covenants and agreements set forth in this Agreement and the Transaction Documents and the obligations and conditions required by this Agreement to be met, performed or complied with by ALRe prior to or at the Closing, shall have been performed and complied with in all material respects prior to or at the Closing Date.

10.3.    Approvals and Consents.

                  All consents, authorizations and approvals listed on Schedule
4.3 hereof and which are indicated on such Schedule as being required to be obtained prior to the Closing Date shall have been obtained; and no Governmental Entity shall have indicated its objection to, or its intent to challenge as violative of any federal, state or foreign laws, any of the transactions contemplated by this Agreement or the Transaction Documents. XL Life shall have received all necessary third party consents to the Transactions and those necessary to maintain, for XL Life's benefit, any related retrocession or other reinsurance.

10.4.    Corporate Action.

                  All corporate and other actions necessary to authorize and effectuate the consummation of the Transactions contemplated hereby by ALRe shall have been duly taken prior to the Closing.

10.5.    Certificates.

                  ALRe shall furnish XL Life, upon request, with certificates of ALRe signed by an officer of ALRe certifying compliance with the conditions set forth in this Article Ten in a form satisfactory to XL Life.

10.6.    Due Diligence.

                  XL shall have completed and shall have been satisfied with the results of its due diligence review, including without limitation, its legal, accounting, tax and actuarial review as to, among other things, the magnitude, adequacy and quality of the reserves held in the ALRe Reserve Trusts.

10.7.    Opinions.

                  XL Life shall have received the opinions of Conyers Dill and Pearlman and Edwards & Angell, LLP, Bermuda and New York counsel to ALRe respectively, in form and substance satisfactory to XL Life.

10.8.    Payment of Expenses.

                  ALRe shall have paid $750,000 of the expenses of XL and XL Life required to be paid by Section 13.1 hereof.

                                   ARTICLE XI

                       TERMINATION AND ABANDONMENT, ETC.

11.1.    Methods of Termination.

                  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing: (a) by mutual written consent of XL Life and ALRe; (b) by either XL Life or ALRe, by written notice to the other, if either (1) the Closing has not occurred on or before the Termination Date unless a later date is established by the mutual written consent of such parties before or after such date or unless the failure of such consummation by the Termination Date shall be due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed by it on or prior to such date pursuant to the terms hereof or (2) this Agreement and the transactions contemplated hereby shall not have been duly approved by the Board of Directors of each of XL, XL Life and ALRe on or prior to December 31, 2002; or (c) by either XL Life or ALRe, by written notice to the other if there has been a material breach by the other of any of its representations, warranties, covenants or other agreements hereunder and such breach is not cured within 20 days of such notice. The "Termination Date" shall be January 3, 2003.

11.2.    Effect of Termination.

                  After termination and abandonment as permitted by Section 11.1 hereof:

                  (a)      Termination of this Agreement pursuant to Section
11.1 shall terminate all obligations and liabilities of the parties hereunder, including their officers and directors, except for the obligations under this
Section 11.2, Section 13.1, Section 13.3, Section 13.6 and Section 13.12; provided, however, that termination pursuant to clause (b) or (c) of Section
11.1 shall not relieve the defaulting or breaching party from any liability to any other party hereto; and

                  (b) Each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

                                  ARTICLE XII

                                INDEMNIFICATION

12.1.    Indemnification by ALRe.

                  ALRE hereby agrees to indemnify, save, defend and hold harmless XL Life and any of its Subsidiaries and its officers, directors, employees, Affiliates and agents from and against all losses, liabilities, damages, actions, causes of action, claims, judgments, penalties, fines, costs, obligations, taxes, expenses and fees, including all reasonable attorneys' fees and court costs (collectively, "Losses"), incurred by XL Life resulting from, arising out of, relating to, in the nature of or caused by (i) any inaccuracy in or any breach by ALRe of, any representation, warranty or agreement of ALRE contained herein and (ii) any breach or violation of any of the covenants or agreements of ALRe contained in this agreement or any of the other Transaction Documents; provided, however, that such obligation shall, in the case of Losses arising out of the events described in clause (i) only, apply only to Losses in excess of $100,000.

12.2.    Indemnification by XL Life.

                  XL Life hereby agrees to indemnify, save, defend and hold harmless ALRe and any of its Subsidiaries and its officers, directors, employees, Affiliates and agents from and against all Losses incurred by or asserted against ALRe, any of its Subsidiaries or its officers, directors, employees, Affiliates and agents resulting from, arising out of, relating to, in the nature of or caused by (i) any inaccuracy in, or the breach by XL Life of, any representation, warranty or agreement of XL Life contained herein and (ii) any breach or violation of any of the covenants or agreements of XL Life contained in this agreement or any of the other Transaction Documents; provided, however, that such obligation shall, in the case of Losses arising out of the events described in clause (i) only, apply only to Losses in excess of $100,000.

12.3.    Notice.

                  Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstance which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in Losses as to which the Indemnitee is entitled to indemnification hereunder (an "Asserted Liability"), the Indemnitee shall give notice thereof (the "Claims Notice") to any other party (or parties) obligated to provide indemnification with respect to such Asserted Liability pursuant to this Article XII (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that has been or may be suffered by the Indemnitee. Failure to provide the Claims Notice shall not relieve the Indemnifying Party of its obligations under this Article XII except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the failure to give such notice.

12.4.    Settlement.

                  The Indemnifying Party may elect to settle, compromise or defend, at its own expense and by its own counsel (which shall be reasonably acceptable to the Indemnitee), any Asserted Liability; provided, however, that if the named or potential parties to any action or proceeding in connection with such Asserted Liability include both the Indemnifying Party and the Indemnitee, or if the Indemnifying Party does not notify the Indemnitee of its election as required below or contests its obligation to indemnify under this Agreement, the Indemnifying Party shall not have the right to settle, compromise or defend such Asserted Liability, and the Indemnitee may elect, at the expense of the Indemnifying Party, to employ one separate counsel in each applicable jurisdiction to settle, compromise or defend such Asserted Liability. If the Indemnifying Party is entitled to and elects to settle, compromise or defend an Asserted Liability, it shall within 30 days after receipt of the Claims Notice (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the settlement or compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to settle, compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, or contests its obligation to indemnify under this Agreement, the Indemnitee may settle, compromise or defend such Asserted Liability. Notwithstanding anything to the contrary contained in this Section, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed; provided, further, that the parties agree that it shall not be unreasonable to withhold such consent if such settlement or compromise contains any material restrictions, limitations or other conditions on such party or the conduct of such party's business or business operations. In any event, each of the Indemnitee and the Indemnifying Party may participate, at its own expense, in the defense of the Asserted Liability.

12.5.    Survival of Representations and Warranties.

                  All representations and warranties contained herein shall survive the execution of this Agreement and the consummation of the Transactions contemplated hereby until the first anniversary of the Closing. From and after the first anniversary of the Closing, the indemnification obligations of this
Article XII shall expire, except with respect to any claims for indemnification asserted prior to the first anniversary of the Closing.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

13.1.    Expenses.

                  Whether or not the Closing occurs, ALRe shall all of XL's and XL Life's expenses incurred by them in connection with this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby and preparation therefor, including, without limitation, fees and disbursements of XL's legal, actuarial, accounting and other advisors (other than investment banking fees and expenses) incurred on or before the Closing Date in connection with (i) this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby and (ii) in connection with all other transactions discussed with ALRe and/or Viva since August 1, 2002; provided, however, that (x) ALRe shall only be obligated to pay one-half of all such fees and expenses of XL and XL Life in excess of $750,000 and (y) the maximum amount of fees and expenses of XL and XL Life payable by ALRe under this Section 13.1 shall not exceed $1,250,000. Notwithstanding the foregoing, if the Closing does not occur prior to the Termination Date, ALRe shall pay all of the expenses incurred by XLI in connection with obtaining the Letters of Credit.

13.2.    Assignment and Binding Effect.

                  This Agreement and any of the rights or obligations hereunder shall not be assignable by any party without the prior written consent of the other parties hereto; provided, however, that XL Life may assign its rights hereunder to an Affiliate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.3.    Governing Law.

                  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

13.4.    Notices.

                  All notices, demands, requests and other communications required or permitted to be given hereunder shall be in writing and deemed duly given on the date delivered by hand, facsimile mailed by registered or certified mail, postage prepaid or sent by overnight courier and, pending the designation of another address, addressed as follows:

                  If to XL Life:

                           c/o XL Capital Ltd
                           One Bermudiana Road
                           Hamilton HM JX
                           Bermuda
                           Attn: Jerry de St. Paer, Paul Giordano and
                                 Robert Douglas
                           Facsimile: (441) 296-7340

                  With a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York 10005
                           Attn: Robert Usadi
                           Facsimile: (212) 269-5420

                  If to ALRe or Viva:

                           c/o Annuity and Life Reassurance Ltd.
                           Cumberland House
                           One Victoria Street
                           Hamilton HM 11

                           Bermuda
                           Attn: Bob Reale
                           Facsimile: (441) 296-7665

                  With a copy to:

                           Conyers Dill & Pearlman
                           Clarendon House
                           2 Church Street
                           Hamilton HM CX
                           Bermuda
                           Attn: Alan Dickson
                           Facsimile: (441) 292-4720

13.5.    Benefit.

                  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto, XLI, XL and XLFA any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties hereto, XLI, XL and XLFA.

13.6.    Press Releases.

                  The content and timing of all press releases and other public statements relating to this Agreement and the Transaction Documents shall at all times be subject to the prior mutual agreement of ALRe and XL. Notwithstanding the foregoing, in the event that ALRe or XL determines that it or an Affiliate is legally required to make a disclosure relating to this Agreement or the Transaction Documents, after adequate notice, as soon as reasonably possible, it shall endeavor in good faith to obtain the consent of the other party, which consent shall not be unreasonably withheld, to any such disclosure. In the event such consent cannot be secured, the other party shall be permitted to make its disclosure, but such disclosure shall be limited to those matters legally required.

13.7.    Headings.

                  The headings of the Sections and Articles of this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any Section or Article.

13.8.    Schedules, etc.

                  All schedules delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. All statements contained in any exhibit or schedule delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement.

13.9.    Counterparts.

                  This Agreement may be signed in any number of counterparts, each of which for all purposes shall be deemed to be an original and all of which together shall constitute the same agreement.

13.10.   Entire Agreement and Amendment.

                  This Agreement, including the Exhibits and Schedules hereto, and the Transaction Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, modified, supplemented, extended, terminated (except as provided in Article XI hereof), discharged or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by the party against whom enforcement of any such amendment, modification, supplement, extension, termination, discharge or change is sought.

13.11.   Waiver of Compliance.

                  Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by the other parties hereto and such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.

13.12.   Remedies; Arbitration.

                  Any dispute, controversy, or claim arising out of or relating to this Agreement or to the breach, termination, or asserted invalidity thereof, shall be fully and finally determined in a binding arbitration to be conducted in Hamilton, Bermuda, or such other place as all parties to the arbitration may unanimously agree. The arbitration shall be administered by the American Arbitration Association ("AAA") and shall be conducted under the Commercial Arbitration Rules and other procedures thereof. There shall be no party-appointed arbitrators; the panel shall consist of three disinterested active or retired officers of United States life insurance or life reinsurance companies with at least 20 years experience in such field, each of whom shall be appointed by the AAA; provided, however, that each party shall have the right to exercise two peremptory challenges of the arbitrators so appointed, in which event the AAA shall appoint a replacement arbitrator for each arbitrator so challenged.

                  The parties shall initially split equally the cost of bringing panel members to Bermuda for hearing and deliberations. The panel may prescribe reasonable rules and regulations governing the course and conduct of the arbitration proceeding, including without limitation discovery by the parties. Any order as to the costs of the arbitration shall be in the sole discretion of the Board, who may direct to whom and by whom and in what manner they shall be paid.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

                                       ANNUITY AND LIFE REASSURANCE, LTD.


                                       By: /s/ R Reale
                                           -------------------------------------
                                           Name:  Robert Reale
                                           Title: SVP & Chief Underwriter


                                       VIVA REASSURANCE, LTD.


                                       By: /s/ M.D. Hamer
                                           -------------------------------------
                                           Name:  M.D. Hamer
                                           Title: Director


                                       XL LIFE LTD


                                       By: /s/ Paul Giordano
                                           -------------------------------------
                                           Name:  Paul Giordano
                                           Title: Secretary

                                                                      SCHEDULE A


NOVATED CONTRACTS

      -     ZURICH KEMPER YRT INFORCE TREATY

            Reinsurance Agreement effective October 1, 2000, between Federal Kemper Life Assurance Company and ALRe.

      -     ZURICH KEMPER TERM COINSURANCE TREATIES

            Term Life Coinsurance Agreement effective April 1, 2000, and all subsequent amendments, between Zurich Life Insurance Company of America and ALRe.

            Term Life Coinsurance Agreement effective April 1, 2000, and all subsequent amendments, between Federal Kemper Life Assurance Company and ALRe.

            Term Life Coinsurance Agreement effective October 31, 2000, and all subsequent amendments, between Fidelity Life Association and ALRe.

      -     PROTECTIVE TERM YRT TREATIES

            Yearly Renewable Term Reinsurance Agreement effective January 1, 2000, and all subsequent amendments, between Protective Life Insurance Company and ALRe, covering level term policies directly written by Protective Life Insurance Company.

            Yearly Renewable Term Reinsurance Agreement effective January 1, 2000, and all subsequent amendments, between Protective Life Insurance Company and ALRe, covering level term policies directly written by Mennonite Mutual Aid Association and 100% coinsured by Protective Life Insurance Company.

      -     EMPIRE GENERAL TERM YRT TREATIES

            Yearly Renewable Term Reinsurance Agreement effective January 1, 2000, and all subsequent amendments, between Empire General Life Assurance Company and ALRe, covering level term policies.

            Yearly Renewable Term Reinsurance Agreement effective October 1, 2000, and all subsequent amendments, between Empire General Life Assurance Company and ALRe, covering level term policies.

      -     PHOENIX COINSURANCE TERM TREATIES

            Automatic Coinsurance Agreement No. 3017 effective January 1, 2000, and all subsequent amendments, between PHL Variable Insurance Company and ALRe, covering PTC-10 policies.

            Automatic Coinsurance Agreement No. 3012 effective January 1, 2000, and all subsequent amendments, between PHL Variable Insurance Company and ALRe, covering PTC-20 policies.

            Automatic Coinsurance Agreement No. 3027 effective March 3, 2000, and all subsequent amendments, between Phoenix Life Insurance Company, Phoenix Life and Annuity Company, and ALRe, covering PES-10 policies.

            Automatic Coinsurance Agreement No. 3031 effective March 3, 2000, and all subsequent amendments, between Phoenix Life Insurance Company, Phoenix Life and Annuity Company, and ALRe, covering PES-20 policies.

            Automatic Coinsurance Agreement No. 3078 effective February 25, 2002, and all subsequent amendments, between Phoenix Life Insurance Company, PHL Variable Insurance Company, and ALRe, covering PTC-20 policies.

            Automatic Coinsurance Agreement No. 3073 effective February 25, 2002, and all subsequent amendments, between Phoenix Life Insurance Company, Phoenix Life and Annuity Company, and ALRe, covering PES-20 policies.

            Reinsurance Agreement No. 2846 effective October 1, 1998, and all subsequent amendments, between Phoenix Life Insurance Company and ALRe.